Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements (File #’s 333-157847, 333-149776, 333-141340, 333-138543, 333-124329, 333-118515) on Form S-8 of RightNow Technologies, Inc. of our report dated May 12, 2008 relating to our audit of the balance sheet of HiveLive, Inc. as of December 31, 2007 and December 31, 2006 and the statements of operations, changes in stockholders’ equity and cash flows for the years then ended and for the cumulative period from November 5, 2005 (inception) to December 31, 2007, which appears in the Current Report on Form 8-K/A of RightNow Technologies, Inc. dated December 3, 2009.
/s/ Gordon, Hughes & Banks, LLP
Golden, Colorado
December 3, 2009